FOURTH AMENDMENT TO AMENDED AND RESTATED
LOAN FACILITY AGREEMENT AND GUARANTY

THIS FOURTH AMENDMENT TO AMENDED AND RESTATED LOAN FACILITY AGREEMENT AND GUARANTY (this "Fourth Amendment"), dated as of October 8, 2002, by and among RUBY TUESDAY, INC., a Georgia corporation ("Sponsor"), each of the financial institutions listed on the signature pages hereto (the "Participants") and SUNTRUST BANK, a Georgia banking corporation, as servicer (in such capacity, the "Servicer");

W I T N E S S E T H:

WHEREAS, the Sponsor, Participants and Servicer, in order to make available a loan facility to certain franchisees of Sponsor, entered into that certain Amended and Restated Loan Facility Agreement and Guaranty, dated as of October 11, 2000, as amended by the First Amendment to Amended and Restated Loan Facility Agreement and Guaranty, dated as of February 28, 2001, as amended by the Second Amendment to Amended and Restated Loan Facility Agreement and Guaranty, dated as of October 10, 2001 and as amended by the Third Amendment to Amended and Restated Loan Facility Agreement, dated as of October 17, 2001 (the "Loan Facility Agreement"), by and among Sponsor, Servicer and the Participants;

WHEREAS, Sponsor has requested that the Commitment Termination Date be extended to October 7, 2003, (the "Extension Date") and Sponsor, Servicer and Participants executing this Amendment (the "Continuing Participants"), have agreed to extend their respective Participating Commitments subject to the terms and conditions hereof;

                NOW, THEREFORE, for and in consideration of the mutual premises contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Amendment to Section 1.1 of the Loan Facility Agreement. Section 1.1 of the Loan Facility Agreement is hereby amended by deleting the definitions of "Payment Date" and "Payment Period" and inserting in lieu thereof the following new definitions of "Payment Date" and "Payment Period":

"Payment Date" shall mean with respect to any Loan, the date set forth under the applicable Loan Documents for such Loan as the date for repayment of principal and interest with respect to such Loan.

"Payment Period" shall mean a period of one (1) month; provided that (i) the first Payment Period hereunder shall commence on October 9, 2002 and shall end on the last Business Day of such month and (ii) the last day of each Payment Period shall be a Business Day.

2. Amendment to Section 1.1 of the Loan Facility Agreement. Section 1.1 of the Loan Facility Agreement is hereby amended by adding the following new definitions of "Participant Payment Date" and "Quarterly Date" in the appropriate alphabetical order:

"Participant Payment Date" has the meaning set forth in Section 2.5(b).

"Quarterly Date" has the meaning set forth in Section 2.4(a).

3. Amendment to Section 2.1 of the Loan Facility Agreement. Section 2.1 of the Loan Facility Agreement is hereby amended by replacing subsection (a) thereof in its entirety with the following:

        (a) Commitment. Subject to and upon the terms and conditions set forth in this Agreement and the other Operative Documents, and in reliance upon the guaranty of the Sponsor set forth herein, the Servicer hereby establishes a Commitment to the Sponsor to establish Loan Commitments and make Advances to such Franchisees as may be designated by the Sponsor in its Funding Approval Notices during a period commencing on October 9, 2002 and ending on October 8, 2003, (as such period may be extended for one or more subsequent 364-day periods pursuant to Section 2.8 hereof, the "Commitment Termination Date") in an aggregate committed amount at any one time outstanding not to exceed FORTY-EIGHT MILLION AND NO/100 DOLLARS ($48,000,000.00) (the "Commitment").

4. Amendment to Section 2.4 of the Loan Facility Agreement. Section 2.4 of the Loan Facility Agreement is hereby amended by replacing such Section in its entirety with following:

        (a) Each Participant will receive from the Sponsor under the Operative Documents a commitment fee (the "Sponsor's Commitment Fee") with respect to the average daily amount of each Participant's Unused Commitment, for the period commencing on the Effective Date and ending on the Final Termination Date, or such earlier date as the Participating Commitment shall expire or terminate, equal to 0.375% per annum, such Sponsor's Commitment Fee to be payable quarterly in arrears within 20 days following the end of such calendar quarter ("Quarterly Date") (by way of example, fees due in January, February and March will be paid on April 20th) calculated on the basis of a 360-day year and the actual number of days elapsed;

        (b) Each Participant will receive from amounts paid by the Borrowers under the Loan Documents and the Sponsor under the Operative Documents, a letter of credit fee (the "Participant's Letter of Credit Fee") with respect to the average daily amount of each Participant's Pro Rata Share of the Letter of Credit Outstandings, for the period commencing on the Closing Date and ending on the Final Termination Date, or such earlier date as the Participating Commitment shall expire or terminate, equal to 1.75% per annum, such Participant's Letter of Credit Fee to be payable quarterly in arrears on each Quarterly Date, calculated on the basis of a 360-day year and the actual number of days elapsed. To the extent that the letter of credit fee set forth in the Loan Documents to which a Borrower is a party is less than 1.75% per annum, the Sponsor shall pay a portion of the Participant's Letter of Credit Fee in an amount equal to (A)
(i) 1.75% minus (ii) the letter of credit fee percentage set forth in the Loan Documents to which the Borrower is a party, multiplied by (B) the average daily amount of each Participant's Pro Rata share of the Letter of Credit Outstandings, which amount shall be payable in arrears on each Quarterly Date, calculated on the basis of a 360-day year and the actual number of days elapsed, which amount paid by the Sponsor under this Section 2.4(c) shall not constitute Guaranty Payments with respect to Loans in the Limited Guaranty Pool.

        (c) All Commitment Fees and Participant's Letter of Credit Fees shall be paid on each Quarterly Date, in immediately available funds, to the Participants by the Servicer from amounts received from the Borrowers and Sponsor.

        (d) In the event that (i) the Commitment Fees received by the Servicer from the Borrowers and the Sponsor are not sufficient on any Quarterly Date to pay the Commitment Fees to the Participants required pursuant hereto, or (ii) the Letter of Credit Fees received by the Servicer from the Borrowers and the Sponsor are not sufficient on any Quarterly Date to pay the Participant's Letter of Credit Fees required pursuant hereto, the Sponsor shall, upon demand of the Servicer, immediately fund such difference to the Servicer (with such payment allocated to specific Loan Payment Defaults as agreed by Sponsor and Servicer) and the Sponsor shall promptly be reimbursed by the Servicer upon receipt of such amount from the Borrower.

5. Amendment to Section 2.5 of the Loan Facility Agreement. Section 2.5 of the Loan Facility Agreement is hereby amended by replacing such Section in its entirety with following:

        (a) Subject to the provisions of Section 2.6, each Participant's Funded Participant's Interest shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Payment Period in which such Funded Participant's Interest is outstanding (with the Payment Period being automatically reset on the last Business Day of each month for the next Payment Period regardless of the date of any Participant Funding hereunder) plus an additional one hundred seventy-five basis points (1.75%) per annum.

        (b) Interest on each Participant's Funded Participant's Interest shall be payable by the Servicer to the Participants within 20 days after the end of each calendar month (the "Participant Payment Date") from interest payments received on the Loans on the applicable Payment Dates.

        (c) In the event that on any Participant Payment Date the interest received by the Servicer from the Borrowers and the Sponsor is not sufficient to pay the interest to the Participants required pursuant hereto, the Sponsor shall, upon demand of the Servicer, immediately fund such difference to the Servicer (with such payment allocated to specific Loan Payment Defaults as agreed by Sponsor and Servicer) and if such shortfall results from Loan Payment Defaults rather than interest rate variances, either, at the election of the Sponsor, (x) the Sponsor shall be reimbursed by the Servicer upon receipt of such amount from the Borrower, (y) the Loan Indebtedness shall be deemed to be reduced by such amount upon a repayment or purchase of such Defaulted Loan by Sponsor in accordance with the terms of this Agreement, or (z) such amount shall be deemed to have satisfied Sponsor's obligation to cure such Loan Payment Default hereunder.

6. Amendment to Section 2.8 of the Loan Facility Agreement. Section 2.8 of the Loan Facility Agreement is hereby amended by replacing subsection (a) of such
Section in its entirety with following:

        (a) The Sponsor may, by written notice to the Servicer (which shall promptly deliver a copy to each of the Participants), given not more than sixty
(60) days prior to any anniversary of the date of this Agreement while the Commitment is effect, request that the Participants extend the then scheduled Commitment Termination Date (the "Existing Date") for an additional 364-day period. Concurrently with the delivery of such written notification, the Sponsor shall deliver to the Servicer (which shall promptly deliver a copy to each of the Participants), a certificate of the chief financial officer or treasurer of the Sponsor, setting forth in reasonable detail (i) the amount of all Guaranty Payments made by the Sponsor since the Effective Date with respect to Loans in the Limited Guaranty Pool and (ii) all Loans and the amounts thereof that are in the Fully Guaranteed Pool as of such date. Each Participant shall, by notice to the Sponsor and the Servicer given within fifteen (15) Business Days after receipt of such request, advise the Sponsor and the Servicer whether or not such Participant consents to the extension request (and any Participant which does not respond during such 15-day period shall be deemed to have advised the Sponsor and the Servicer that it will not agree to such extension).

7. Amendment to Section 2.12 of the Loan Facility Agreement. Section 2.12 of the Loan Facility Agreement is hereby amended by replacing subsection (b) thereof in its entirety with following:

        (b) Whenever any payment hereunder or under any other Operative Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next preceding Business Day.

8. Amendment to Section 3.2 of the Loan Facility Agreement. Section 3.2 of the Loan Facility Agreement is hereby amended by replacing subsections (b), (c), (d) and (e) of such Section in their entirety with following:

        (b)     Reserved.

        (c) On each Participant Payment Date, all payments of interest received by the Servicer from the Borrowers and the Sponsor pursuant to its Guaranty contained herein with respect to the Loans and not previously distributed by the Servicer, shall be applied to pay all accrued but unpaid interest on the Funded Participant's Interest pursuant to this Agreement, then to pay all accrued but unpaid Servicing Fees and then to pay the Sponsor's Fee, in accordance with the terms of the Servicing Agreement.

        (d) On each Quarterly Date, all payments of Letter of Credit Fees received by the Servicer from the Borrowers and the Sponsor pursuant to its Guaranty contained herein with respect to the Letter of Credit Obligations and not previously distributed by the Servicer, shall be applied to pay all accrued but unpaid Participant's Letter of Credit Fees on the Funded Participant's Letter of Credit Interest pursuant to this Agreement, then to pay all accrued but unpaid Servicer's Letter of Credit Fees and then to pay the Sponsor's Letter of Credit Fee, in accordance with the terms of the Servicing Agreement.

        (e) On any Business Day on which the Servicer shall receive any payment in respect of the principal amount of any Loan, whether from a Borrower, the Sponsor pursuant to its Guaranty contained herein, or any other obligor with respect thereto, the Servicer may elect, in its sole discretion to (i) apply such principal payment to fund any requested Advances, (ii) apply such amount to repay any outstanding Fronting Advances, or (iii) to either (x) distribute such amount to the Participants to reduce each Participant's Funded Participant's Interest or (y) apply such amount to SunTrust's Funded Participant's Interest only (with the understanding that the Funded Participant's Interest of each Participant shall not be deemed to have been repaid until such amount is actually received by such Participant); provided that, in the event that the Servicer elects to apply any repayment to reduce SunTrust's Funded Participant's Interest without a corresponding reduction of the other Participant's Funded Participant's Interest, SunTrust shall be obligated to make a payment to each Participant equal to such Participant's Pro Rata Share of such payment upon the earlier of (i) the next Quarterly Date and (ii) the occurrence of a Credit Event hereunder.

9. Amendment to Section 3.3 of the Loan Facility Agreement. Section 3.3 of the Loan Facility Agreement is hereby amended by replacing the first paragraph thereof in its entirety with the following:

        On each Participant Payment Date, the Servicer shall telecopy to the Sponsor and each Participant a servicing report in the form of Exhibit F attached hereto (the "Servicing Report") setting forth the following information with respect the Loans:

10. Amendment to Section 6.14 of the Loan Facility Agreement. Section 6.14 of the Loan Facility Agreement is hereby amended by replacing subsection (h) of such Section in its entirety with following:

        (h) Reserved;

11. Amendment to Section 6.25 of the Loan Facility Agreement. Section 6.25 of the Loan Facility Agreement is hereby amended by replacing such Section in its entirety with following:

        Accounting Changes. The Sponsor will not, and will not permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP or approved by the Sponsor's independent accountants, or change the fiscal year of the Sponsor or of any Subsidiary, except to change the fiscal year of a Subsidiary to conform its fiscal year to that of the Sponsor and except that Sponsor or any Subsidiary may, upon 30 days prior written notice to the Servicer, change its fiscal year end to the Tuesday closest to any calendar quarter end.

12. Amendment to Section 7.1 of the Loan Facility Agreement. Section 7.1 of the Loan Facility Agreement is hereby amended by adding the following new sentence to the end of the last paragraph thereof:

The Sponsor hereby acknowledges and agrees that the acceleration of the Loans pursuant to clause (y) above immediately moves such Loans from the Limited Recourse Pool to the Fully Guaranteed Pool and that at all times after such acceleration all such Loans shall be deemed to be part of the Fully Guaranteed Pool.

13. Amendment to Section 8.1 of the Loan Facility Agreement. Section 8.1 of the Loan Facility Agreement is hereby amended by replacing the first paragraph thereof in its entirety with following:

The obligation of the Sponsor pursuant to this Article VIII with respect to the Limited Guaranty Pool shall be limited, as of any date that Guaranty Payments are made by the Sponsor, or demanded by the Servicer, with respect to any Loans in the Limited Guaranty Pool, to an amount (the "Maximum Amount") equal to the greater of (a) fifty percent (50%) of the aggregate outstanding principal amount of the Loans on such date (after giving effect to any payments, recoveries on Collateral or other recoveries made by the Servicer or any Participant on such date with respect to the Loans), (b) three (3) times the largest aggregate outstanding Loan, and (c) $10,000,000; provided that the maximum cumulative amount of Guaranty Payments that the Sponsor shall be required to make with respect to Loans in the Limited Guaranty Pool shall be $24,000,000 (the "Maximum Cumulative Amount"); provided however that, if on any date the Commitment is increased in accordance with Section 2.8(d), the Maximum Cumulative Amount shall be increased by an amount equal to fifty percent (50%) of such increase in the Commitment on such date.

14. Amendment to Exhibit D. Exhibit D to the Loan Facility Agreement is hereby amended by deleting Exhibit D in its entirety and substituting in lieu thereof Exhibit D attached hereto.

15. Effectiveness. This Fourth Amendment shall become effective as of the date first above written (the "Fourth Amendment Date") when (i) this Fourth Amendment shall have been executed and delivered by Sponsor, the Servicer and all Participants to the Servicer and (ii) the Servicer shall have received any and all out-of-pocket costs incurred by the Servicer through the Fourth Amendment Date (including the reasonable fees and expenses of the Servicer's legal counsel), and fees and other amounts payable to the Servicer and the Participants as of the Fourth Amendment Date.

16. Representations and Warranties of Sponsor. Sponsor, without limiting the representations and warranties provided in the Loan Facility Agreement, represents and warrants to the Participants and Servicer as follows:

a. The execution, delivery and performance by Sponsor of this Fourth Amendment are within Sponsor's corporate powers, have been duly authorized by all necessary corporate action (including any necessary shareholder action) and do not and will not (a) violate any provision of any law, rule or regulation, any judgment, order or ruling of any court or governmental agency, the articles of incorporation or by-laws of Sponsor or any indenture, agreement or other instrument to which Sponsor is a party or by which Sponsor or any of its properties is bound or (b) be in conflict with, result in a breach of, or constitute with notice or lapse of time or both a default under any such indenture, agreement or other instrument.

b. This Fourth Amendment constitutes the legal, valid and binding obligations of Sponsor, enforceable against Sponsor in accordance with their respective terms.

c. After giving effect to this Amendment, all of the representations and warranties set forth in Article V of the Loan Facility Agreement are true and correct in all material respects.

d. No Unmatured Credit Event or Credit Event has occurred and is continuing as of the Fourth Amendment Date.

e. Schedule 16(e) attached hereto sets forth (i) the amount of all Guaranty Payments made by the Sponsor since the Effective Date with respect to Loans in the Limited Guaranty Pool and (ii) all Loans and the amounts thereof that are in the Fully Guaranteed Pool as of the date hereof

17. Survival. Each of the foregoing representations and warranties and each of the representations and warranties made in the Loan Facility Agreement shall be made at and as of the Fourth Amendment Date. Each of the foregoing representations and warranties shall constitute a representation and warranty of Sponsor under the Loan Facility Agreement, and it shall be a Credit Event if any such representation and warranty shall prove to have been incorrect or false in any material respect at the time when made. Each of the representations and warranties made under the Loan Facility Agreement (including those made herein) shall survive and not be waived by the execution and delivery of this Fourth Amendment or any investigation by the Participants or the Servicer.

18. No Waiver, Etc. Sponsor hereby agrees that nothing herein shall constitute a waiver by the Participants of any Unmatured Credit Event or Credit Event, whether known or unknown, which may exist under the Loan Facility Agreement. Sponsor hereby further agrees that no action, inaction or agreement by the Participants, including without limitation, any indulgence, waiver, consent or agreement altering the provisions of the Loan Facility Agreement which may have occurred with respect to the non-payment of any obligation during the terms of the Loan Facility Agreement or any portion thereof, or any other matter relating to the Loan Facility Agreement, shall require or imply any future indulgence, waiver, or agreement by the Participants. In addition, Sponsor acknowledges and agrees that it has no knowledge of any defenses, counterclaims, offsets or objections in its favor against any Participant with regard to any of the obligations due under the terms of the Loan Facility Agreement as of the date of this Fourth Amendment.

19. Ratification of Loan Facility Agreement. Except as expressly amended herein, all terms, covenants and conditions of the Loan Facility Agreement and the other Operative Documents shall remain in full force and effect, and the parties hereto do expressly ratify and confirm the Loan Facility Agreement as amended herein. All future references to the Loan Facility Agreement shall be deemed to refer to the Loan Facility Agreement as amended hereby.

20. Binding Nature. This Fourth Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, successors, successors-in-titles, and assigns.

21. Costs, Expenses and Taxes. Sponsor agrees to pay on demand all reasonable costs and expenses of the Servicer in connection with the preparation, execution and delivery of this Fourth Amendment and the other instruments and documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Servicer with respect thereto and with respect to advising the Servicer as to its rights and responsibilities hereunder and thereunder. In addition, Sponsor shall pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this Fourth Amendment and the other instruments and documents to be delivered hereunder, and agrees to save the Servicer and each Participant harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.

22. Governing Law. THIS FOURTH AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF GEORGIA.

23. Entire Understanding. This Fourth Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.

24. Counterparts. This Fourth Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts and may be delivered by telecopier. Each counterpart so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same instrument.


[Signatures appear on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be duly executed as of the day and year first above written.

        RUBY TUESDAY, INC.


        By:/s/ Marguerite N. Duffy
        Name: Marguerite N. Duffy
        Title: Senior Vice President



        SUNTRUST BANK


        By:/s/ Vipul H. Patel
        Name:Vipul H. Patel
        Title: Director


Participating Commitment: $15,750,000.00
Pro Rata Share: 32.8125%

        AMSOUTH BANK


        By:/s/ Michael L. Baker
        Name:Michael L. Baker
        Title: Senior Vice President





Participating Commitment: $12,750,000
Pro Rata Share:  26.5625%

        BANK OF AMERICA N.A.


        By:/s/ John M. Hall
        Name: John M. Hall
        Title: Senior Vice President



Participating Commitment: $8,250,000.00
Pro Rata Share:  17.1875%


        WACHOVIA BANK, NATIONAL
        ASSOCIATION, formerly known as
        Wachovia Bank, N.A., as successor by
        merger to First Union National Bank


        By:/s/ Donald J. Mathews
        Name: Donald J. Mathews
        Title: Vice President

Participating Commitment:   $11,250,000.00
Pro Rata Share:  23.4375%

EXHIBIT D

FORM OF LINE OF CREDIT AGREEMENT


THIS LINE OF CREDIT AGREEMENT dated as of ____________ ___, 20__, is made between _______________________, a __________________________ ("Borrower") and
SUNTRUST BANK ("Bank"), a Georgia banking corporation having its principal office in Atlanta, Georgia.

W I T N E S S E T H:

WHEREAS, Borrower engages in the business of owning and operating one or more restaurants under the name "Ruby Tuesday's" pursuant to a franchise agreement with Ruby Tuesday, Inc., a Georgia corporation ("Sponsor");

WHEREAS, Borrower has requested and Bank has agreed to extend credit in the form of loans and letters of credit to Borrower to provide working capital for use in connection with its Ruby Tuesday franchise; and

WHEREAS, Borrower and Bank wish to enter into this Agreement to set forth the terms and conditions of Bank's extension of credit to Borrower;

NOW THEREFORE, upon the terms and conditions hereinafter stated, and in consideration of the mutual premises set forth above and other adequate consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:


SECTION 1. DEFINITIONS AND RULES OF CONSTRUCTION.

1.1 As used in this Agreement, the following terms shall have the meanings set forth below (terms defined in the singular to have the same meaning when used in the plural and vice versa):

"Advance" shall mean an advance of funds by Bank on behalf of Borrower pursuant to the Master Note executed by Borrower.

        "Agreement" means this Line of Credit Agreement and all exhibits, riders and schedules at any time executed by the parties and made a part hereof by reference, either as originally executed or as hereafter amended, modified or supplemented from time to time.

"Applicable Law" means all laws, rules and regulations applicable to the Person, conduct, transaction, covenant or Loan Documents in question, including, without limitation, all applicable law and equitable principles; all provisions of all applicable state and federal constitutions, statutes, rules, regulations and orders of governmental bodies; and all orders, judgments and decrees of all courts and arbitrators.

"Books and Records" means all of Borrower's books and records evidencing or relating to its business, financial condition or any Collateral, including but not limited to, ledgers, invoices, purchase orders, financial statements, computer tapes and disks.

"Business Day" shall mean any day other than a Saturday, Sunday or a day on which commercial banks in Atlanta, Georgia are authorized by law to close.

        "Closing Date" means the date upon which the initial Advance with respect to the Loan is funded.

"Closing Fee" shall have the meaning set forth in Section 2.5.

"Collateral" means any assets of the Borrower in which a Lien is granted to the Bank to secure the Loan Indebtedness.

"Collateral Agreement" means any security agreement, mortgage, deed to secure debt, deed of trust or other similar document granting a Lien on Borrower's assets to the Bank to secure the Loan Indebtedness.

"Commitment Fee" shall have the meaning set forth in Section 2.6(a).

"Debt" shall mean, without duplication, (i) indebtedness for borrowed money or for the deferred purchase price of property or services (other than trade accounts payable on customary terms in the ordinary course of business), (ii) financial obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) financial obligations as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, and (iv) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or financial obligations of others of the kinds referred to in clauses (i) through (iii) above.

"Debt Service" means, for any period, the sum of (A) interest expense paid in cash during such period plus (B) scheduled amortization of all Debt (excluding Debt of the type described in clause (iv) of the definition of "Debt") for such period, in each case measured for Borrower and its subsidiaries on a consolidated basis in accordance with GAAP.

"Default Condition" means the occurrence of any event which, after satisfaction of any requirement for the giving of notice or the lapse of time, or both, would become an Event of Default.
"Default Rate" means the annual percentage interest rate applied to the principal of the Loan not paid when due under the terms of the applicable Loan Documents, which rate shall equal the sum of Prime Rate plus an additional ______ percent (__%) per annum.

"EBITDAR" means, for any period, (1) net income (loss) for such period, plus,
(2) to the extent subtracted in determining such net income (loss), (a) interest expense for such period, (b) tax expense for such period, (c) depreciation, amortization and other non-cash charges for such period, (d) Rents for such period, (e) Non-recurring Expenses for such period, and (f) Excluded Management Salary for such period, if any, minus (3) Non-recurring Income for such period to the extent included in such net income (loss), in each case measured for Borrower and its Subsidiaries on a consolidated basis

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Event of Default" shall have the meaning given to such term in Section 7 hereof.

"Excluded Management Salary" shall mean, for any period, (1) two-thirds of the salary and expenses paid to the Franchisee Partner of the Borrower during any period that the Borrower has only one Qualified Store and (2) one-third of the salary and expenses paid to the Franchisee Partner of the Borrower during any period that the Borrower has only two Qualified Stores.

"Fixed Charge Coverage Ratio" shall mean, as of any date, the ratio of (i) EBITDAR to (ii) the sum of (A) Debt Service plus (B) Rents, in each case for the immediately preceding four fiscal quarters ended on or closest to such date; provided, however, that Sponsor may elect to exclude from the calculation of the Fixed Charge Coverage Ratio the EBITDAR, the Debt Service and the Rents incurred by Borrower and its subsidiaries that are attributable to any stores that are not Qualified Stores; provided, further, however, that if the Sponsor at any time includes any store that is not a Qualified Store in the calculation of the Fixed Charge Coverage Ratio, such store shall thereafter be included in all subsequent calculations of the Fixed Charge Coverage Ratio.

"Floating Rate" means a rate of interest per annum equal to the Prime Rate plus an additional ____ percent (__%) per annum, such rate to change as and when the Prime Rate changes.

"Franchise Documents" means, collectively, (i) the participation and operating agreements for any Borrower that is a limited liability company or the limited partnership agreement for any Borrower that is a limited partnership and (ii) the written agreements between Sponsor and Borrower whereby Borrower is authorized to establish one or more "Ruby Tuesday" franchises, including, without limitation the Ruby Tuesday, Inc. Operating Agreements between Sponsor and a Borrower and each other operating agreement and development agreement related to each franchise location, all as amended or modified from time to time.

"Franchisee Partner" means, collectively, the Person other than the Sponsor that owns an equity interest in the Borrower and any Person who directly or indirectly owns or controls such Person.

"GAAP" means generally accepted accounting principles in the United States, consistently applied.

"Guarantor" means each Person who now or hereafter guarantees payment of the whole or any part of the Loan Indebtedness.

"Guaranty" means any guaranty executed by each of the partners, shareholders, members and where not prohibited by law, the spouses of such persons, of Borrower, or such other Persons as may be required by the Bank, in favor of the Bank with respect to the obligations of Borrower with respect to the Loan in the form provided by the Bank, as the same may be amended, restated or supplemented from time to time.

"Letter of Credit" shall have the meaning set forth in Section 2.8 hereof.

"Letter of Credit Fee" shall have the meaning set forth in Section 2.6(b) hereof.

"Letter of Credit Obligations" means the total face amount of all outstanding Letters of Credit hereunder plus, without duplication, the aggregate amount of all draws on Letters of Credit which have not been reimbursed by Borrower, whether with Advances or otherwise.

"Lien" means any interest in property securing an obligation, whether such interest is based on the common law, statute or contract, including, without limitation, a security interest, lien or security title arising from a security agreement, mortgage, security deed, trust deed, pledge or condition sale, or a lease, consignment or bailment for security purposes.

"Loan" means, as of any date of determination, the aggregate amount of Advances outstanding pursuant to the Loan Commitment from the Bank to Borrower established pursuant to Section 2 hereof.

"Loan Commitment" means the committed amount of the loan facility established by the Bank in favor of Borrower in the amount not exceeding, and upon the terms described in, this Agreement.

"Loan Documents" means this Agreement, the Master Note, the Collateral Agreements, any other documents relating to the Loan delivered by Borrower or any guarantor or surety thereof to the Bank and any amendments thereto.

"Loan Indebtedness" means all amounts due and payable by Borrower under the terms of the Loan Documents with respect to the Loan Commitment and the Advances made thereunder, and Letters of Credit issued hereunder, including, without limitation, Letter of Credit Obligations, outstanding principal, accrued interest, fees, any late charges, and all reasonable costs and expenses of any legal proceeding brought by the Bank to collect any of the foregoing (including without limitation, reasonable attorneys' fees actually incurred).

"Loan Term" shall mean the period commencing on the date hereof and ending on the Maturity Date.

"Master Note" means the note of Borrower, substantially in the form attached hereto as Exhibit A, setting forth the obligation of Borrower to repay the Loan.

"Maturity Date" shall have the meaning set forth in Section 2.3 hereof.

"Non-recurring Expenses" shall mean, for any period, all expenses of the Borrower and its Subsidiaries for such period that are extraordinary and generally not reflected in any prior period or reasonably anticipated to be incurred in any subsequent period.

"Non-recurring Income" shall mean, for any period, all income of the Borrower and its Subsidiaries for such period that is extraordinary and generally not reflected in any prior period or reasonably anticipated to be incurred in any subsequent period.

"Payment Date" means with respect to the Loan, the last Business Day of each calendar month.

        "Permitted Liens" means (i) Liens in favor of Bank or Sponsor, (ii) Liens for taxes not yet due or payable, (iii) statutory Liens securing the claims of materialmen, mechanics, carriers and landlords for labor, materials, supplies or rentals incurred in the ordinary course of Borrower's business, but only if payment thereof is not at the time required and such Liens are at all times junior in priority to the Liens in favor of Bank, (iv) Liens created (whether in the past or in the future) in favor of lenders loaning money to Borrower in connection with (y) the acquisition from Sponsor (or its successors, assigns or affiliates) of existing Ruby Tuesday restaurants, or (z) the development and/or construction or permanent financing of Ruby Tuesday restaurants developed and operated pursuant to any Franchise Document between Borrower, as franchisee, and the Sponsor (or its successors, assigns or affiliates) as franchisor, (v) Liens shown on Exhibit B (if any), and (vi) Liens hereafter consented to by Bank in writing.

"Person" means a corporation, an association, partnership, an organization, a business, a business trust, a limited liability company, an individual, a government or political subdivision thereof or a governmental agency.

"Prime Rate" means the per annum rate of interest designated from time to time by the Bank to be its prime rate, with any change in the rate of interest resulting from a change in the Prime Rate to be effective as of the opening of business of the Bank on the day of such change. The prime rate is one of several reference rates used by the Bank and the Bank makes loans at rates both higher and lower than the Prime Rate.

"Qualified Store" shall mean any store that has been open for at least twelve months and was not acquired by Borrower from the Sponsor during the last twelve months.


"Rents" means, for any period, the aggregate amount of all required lease and rent payments for which the Borrower and its subsidiaries are directly or indirectly liable (as lessee or as guarantor or other surety) under all operating leases in effect at any time during such period, determined on a consolidated basis in accordance with GAAP.

"Solvent" means, as to any Person, such Person (i) is able to pay, and does pay, its debts as they mature and (ii) has a positive tangible net worth determined in accordance with GAAP.

"Subsidiary" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by Borrower.

1.2 Accounting terms used in this Agreement such as "net income (loss)", "interest expense", "tax expense", "amortization," "depreciation," and "tangible net worth" shall have the meaning normally given them by, and shall be calculated (both as to amounts and classification of items) in accordance with, GAAP. Any pronoun used herein shall be deemed to cover all genders. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations, and all references to any instruments or agreements, including, without limitation, references to any of the Loan Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.


SECTION 2. LOAN COMMITMENT; MASTER NOTE.

2.1 Establishment of Loan Commitment. (a) Bank hereby establishes until the Maturity Date (as hereinafter defined), a line of credit in favor of Borrower in an amount equal to [$50,000 to $3,500,000] in aggregate principal amount at any one time outstanding (the "Loan Commitment"), as reduced by the aggregate amount of Letter of Credit Obligations from time to time outstanding. Within the limits of the Loan Commitment, the Borrower may borrow, repay and re-borrow; provided, however, that the Borrower may neither borrow nor re-borrow should there exist a Default Condition or an Event of Default.

2.2 Advances. Borrower may request Advances pursuant to the Loan Commitment by submitting a Request for Advance in the form attached hereto as Exhibit B to the Bank, with a copy to Sponsor, on the Business Day prior to the date of the requested Advance (which shall be a Business Day). Each Advance shall be in a minimum amount of (i) $10,000 for Loans in the amount of $10,000 to $250,000 and in integral multiples of $1,000 and (ii) $25,000 for Loans in the amount of $250,001 to $3,500,000 and in integral multiples of $1,000. Borrower may not request more than four (4) Advances in any calendar month. The Borrower may not request Advances if as a result thereof, the amount of the Loan would exceed the amount of the Loan Commitment. Borrower hereby irrevocably appoints the Sponsor as the sole Person authorized to execute and deliver a Request for Advance hereunder to the Bank. In furtherance of the foregoing, Borrower hereby makes, constitutes and appoints Sponsor, and its agents and designees, the true and lawful agents and attorneys-in-fact of Borrower, with full power of substitution, to endorse its name and take all actions necessary to request Advances hereunder and issue all Requests for Advances. The powers granted herein are coupled with an interest and shall be irrevocable during the term hereof.

2.3 Master Note; Repayment. The Loan Commitment and the Advances outstanding thereunder shall be evidenced by a note executed by Borrower in favor of Bank, substantially in the form of Exhibit A attached hereto (the "Master Note"). The Master Note shall be dated as of the date hereof and shall be payable to the order of Bank in the stated principal amount of the Loan Commitment. All amounts outstanding pursuant to the Master Note shall mature on the date (the "Maturity Date") that is earlier of (i) the occurrence of an Event of Default in consequence of which Bank elects to accelerate the maturity and payment of the Loan Indebtedness, or (iii) the __________ of the Closing Date, as such date may be extended pursuant to Section 2.9 below, at which time all of the Loan Indebtedness shall be due and payable in full. All payments of principal of, or interest on, the Loan Documents and all other sums due under the terms of the Loan and all payments with respect to Letter of Credit Obligations shall be made in either (x) immediately available funds, or (y) checks or money orders made payable to the Loan Operations section of the Bank at its principal office in Atlanta, Georgia in accordance with written instructions provided by the Bank.

2.4 Interest. (a) From and after the date hereof, interest shall accrue on the unpaid principal amount of the Loan Indebtedness at the Floating Rate. Interest shall be calculated daily and shall be computed on the basis of actual days elapsed over the period of a 365-day year. Interest shall be due and payable on each Payment Date. After the occurrence of an Event of Default and during the continuance thereof, the outstanding principal balance of the Loan shall bear interest at the Default Rate.

(b) In no contingency or event whatsoever shall the amount paid or agreed to be paid to Bank for the use, forbearance or detention of money advanced under this Agreement exceed the highest lawful rate permissible under Applicable Law. It is the intent hereof that Borrower will not pay or contract to pay, and that Bank not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be charged to and paid by Borrower under Applicable Law. All interest (and charges deemed interest) paid or agreed to be paid to Bank shall, to the extent permitted by Applicable Law, be amortized, pro rated, allocated and spread in equal parts throughout the full term hereof until payment in full of the principal amount of the Loan Indebtedness owing hereunder (including the period of any renewal or extension hereof) so that interest on the principal amount of the Loan Indebtedness outstanding hereunder for such full period will not exceed the maximum amount permitted by Applicable Law.

2.5 Closing Fee. On the Closing Date, the Borrower shall pay to the Bank in immediately available funds a closing fee (the "Closing Fee") equal to the greater of (i) 0.10% of the Loan Commitment or (ii) $500.00. The Closing Fee shall be fully earned and nonrefundable as of the Closing Date.

2.6 Commitment Fee; Letter of Credit Fees. On each Payment Date which is the last day of a calendar quarter, commencing on ______________ and continuing throughout the Loan Term, the Borrower shall pay to the Bank, in arrears:

(a) A commitment fee (the "Commitment Fee") equal to _____% per annum of the average daily unused amount of the Loan Commitment (with the express under-standing that Letters of Credit issued hereunder shall be deemed to be an utilization of the Loan Commitment).

(b) A letter of credit fee (the "Letter of Credit Fee") equal to _____% per annum multiplied by the daily average Letter of Credit Obligations outstanding hereunder; provided that, if the aggregate Letter of Credit Fees payable by Borrower with respect to any Letter of Credit issued hereunder do not exceed $1,000 per annum, the Borrower shall be required to, on the Payment Date which next follows the annual anniversary of the issuance of such Letter of Credit, make an additional payment equal to $1,000 minus the Letter of Credit Fees payable with respect to such Letter of Credit during the preceding year.

(c) The Commitment Fee and the Letter of Credit Fee shall be calculated on the basis of the actual number of days elapsed in 360-day year.

2.7 Loan Prepayment. Borrower shall have the right to prepay the Loan in whole or in part at any time and from time to time. Partial prepayments of the Loan shall be in a minimum amount of $25,000.

2.8 Letters of Credit. The Bank shall, from time to time upon request of the Borrower prior to the Maturity Date, but subject to the terms and conditions hereof, issue stand-by letters of credit in such form as requested by the Borrower and approved by the Bank from time to time (the "Letters of Credit"); provided, however, that the Borrower shall not be entitled to request the issuance of any Letter of Credit if there exists a Default or an Event of Default; and further provided that (i) no Letter of Credit shall be issued if, as a result of such issuance, the aggregate amount of outstanding Letter of Credit Obligations would exceed the lesser of (x) $250,000 and (y) the Loan Commitment; (ii) no Letter of Credit shall have a maturity date longer than one year from the date of issuance unless the Bank, in its sole discretion has agreed to a longer term; (iii) no Letter of Credit shall have a maturity date later than ten days prior to the Maturity Date; (iv) the Borrower shall give the Bank at least five (5) days prior written notice of each request for a Letter of Credit, which notice shall include the amount of the requested Letter of Credit, the name and address of the beneficiary and a precise written description of the terms of such Letter of Credit, together with the documents described in the next paragraph; and (v) no Letter of Credit shall be requested unless the face amount of such Letter of Credit does not exceed the unused portion of the Loan Commitment. Borrower hereby irrevocably appoints the Sponsor as the sole Person authorized to execute and deliver a request for a Letter of Credit and application required hereunder to the Bank. In furtherance of the foregoing, Borrower hereby makes, constitutes and appoints Sponsor, and its agents and designees, the true and lawful agents and attorneys-in-fact of Borrower, with full power of substitution, to endorse its name and take all actions necessary to request Letters of Credit hereunder and issue all requests for Letters of Credit and to execute and deliver all applications and other documents in connection therewith. The powers granted herein are coupled with an interest and shall be irrevocable during the term hereof.

In conjunction with any request for the issuance of a Letter of Credit, the Borrower shall first deliver to Bank its form letter of credit application, duly completed by a duly authorized officer of the Borrower. To the extent that such letter of credit application's terms are inconsistent with the terms of this Agreement, this Agreement controls. Upon delivery to the Bank of such letter of credit application and other documents, instruments, or agreements which the Bank may require from time to time hereafter in connection therewith, each in form and substance satisfactory to the Bank, subject to the limitations set forth in this Section 2.8, the Bank shall issue a Letter of Credit. Borrower understands and agrees that the Bank may refuse upon any reasonable circumstances to issue any Letter of Credit. Upon issuance, a Letter of Credit shall be deemed to be an utilization of the Loan Commitment. Upon any draw upon a Letter of Credit issued hereunder, the Borrower shall immediately reimburse the Bank for such drawn amount and, in the event that the Borrower fails to reimburse such amount on the same Business Day, the Bank shall be irrevocably authorized to draw such amount upon the Loan Commitment at which point the amount drawn shall be an Advance for all purposes hereunder, including without limitation, the accrual of interest. Upon the occurrence of any Event of Default pursuant to this Agreement, the Bank may require the Borrower to immediately deposit with the Bank cash collateral in the amount of all outstanding Letter of Credit Obligations pursuant to this Agreement.

2.9 Extension of Maturity Date. The Borrower, on and before ninety (90) days prior to the Maturity Date, as it may from time to time exist, and with the written consent of the Sponsor, request in writing that the Bank extend the Maturity Date. Upon receipt of such notice and such consent, the Bank may, in the exercise of its sole discretion, extend the Maturity Date for an additional two-year period and will notify the Borrower and the Sponsor in writing of whether the Bank will agree to such extension no later than sixty (60) days prior to the Maturity Date. Failure of the Bank to respond to such request shall be deemed to be an election by the Bank not to extend the Maturity Date.


SECTION 3. CONDITIONS PRECEDENT.

Borrower shall deliver and Bank shall have received the following documents, each in form and substance satisfactory to Bank, as conditions precedent of the initial Advance comprising the Loan or the initial Letter of Credit issued hereunder, as the case may be:

(a)     a validly executed copy of this Agreement;

(b)     the validly executed Master Note;

(c) a validly executed copy of a Guaranty of each partner, member or majority stockholder of Borrower, and to the extent not prohibited by Applicable Law, the spouse of such Person;

[(d)    a validly executed Collateral Agreement;

(e) a validly executed Landlord's Waiver for each location of Borrower where the Collateral is located;

(f) validly executed Uniform Commercial Code Financing Statements suitable to enable Bank to perfect the security interest granted to it under the Collateral Agreement;]

(g)     evidence of Borrower's good standing;

(h) a validly executed Officer's Certificate or such other evidence acceptable to Bank evidencing Borrower's authorization of the Loan and incumbency;

(i) a Certificate of Insurance from an insurer acceptable to Bank naming the Bank as loss payee/additional insured as follows:

SunTrust Bank
P.O. Box 4418
Atlanta, Georgia [30302]
Center Code 1923
Attention: Strategic Partners Group; and

(k) a validly executed Request for Advance, or a request for issuance of a Letter of Credit, as the case may be.

In addition, as conditions precedent of the initial Advance comprising the Loan or the initial Letter of Credit issued hereunder, as the case may be, (i) the Bank shall have satisfied itself that there are no Liens on any of the Collateral, other than Permitted Liens, (ii) the Bank shall be satisfied that all corporate or LLC proceedings necessary for the authorization of the Loan Commitment and the execution, delivery and performance of the Loan Documents, shall have been taken, (iii) the Bank shall have received any other documents that it deems reasonably necessary or advisable and (iv) the Bank shall have received payment of the Closing Fee and, if required by the Bank at closing, (A) an amount equal to Bank's out-of-pocket expenses and fees and expenses of Bank's counsel incurred in connection with the negotiation, documentation and closing of the transactions contemplated hereby, and (B) an amount sufficient in the opinion of the Bank to reimburse the Bank for all taxes, collateral filing fees and other fees and charges payable on account of the execution, delivery or recording of any of the Loan Documents or any loans or Letters of Credit outstanding hereunder.


SECTION 4. BORROWER'S REPRESENTATIONS AND WARRANTIES.

To induce Bank to enter into this Agreement, Borrower represents and warrants as follows:

4.1 Organization and Qualification of Borrower. Borrower is [limited liability company duly organized, validly existing and in good standing] [limited partnership duly organized, validly existing and in good standing] under the laws of the state shown on the first page hereof, and is qualified to do business in all jurisdictions where the character of its properties or the nature of its activities make such qualification necessary.

4.2 Trade Names, Subsidiaries and Location of Assets.   Exhibit C attached
hereto and made a part hereof fully and accurately discloses any legal name, trade name or style ever used by Borrower, any Subsidiaries owned by Borrower, and each office, other place of business or location of assets of Borrower.

4.3 Corporate or Other Authority; No Violation of Other Agreements. The execution, delivery and performance by Borrower of this Agreement and the other Loan Documents have been duly authorized by all necessary action on the part of Borrower and do not and will not (i) violate any provision of Borrower's [Participation and Operating Agreement, Certificate of Formation] [partnership agreement] or other organization documents or any Applicable Law, or (ii) be in conflict with, result in a breach of, or constitute (following notice or lapse of time or both) a default under any Franchise Document or any other agreement to which Borrower is a party or by which Borrower or any of its property is bound.

4.4 Enforceability. This Agreement and each of the other Loan Documents create legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms.

4.5 Entire Agreement. The Master Note and accompanying Loan Documents executed in connection with the Loan and delivered to Bank are the only contracts evidencing the transaction described herein and constitute the entire agreement of the parties hereto with respect to the transaction.

4.6 Genuineness of Signatures. The Master Note and each accompanying Loan Document executed in connection the such Loan is genuine and all signatures, names, amounts and other facts and statements therein and thereon are true and correct.

4.7 Litigation. There are no actions, suits, proceedings or investigations pending or, to the knowledge of Borrower, threatened before any court or administrative or governmental agency that may, individually or collectively, adversely affect the financial condition or business operations of Borrower.

4.8 Solvency.  Borrower is now and will remain Solvent.

4.9 Taxes. All federal, state and local tax returns have been duly filed, and all taxes, assessments and withholdings shown on such returns or billed to Borrower have been paid, and Borrower maintains adequate reserves and accruals in respect of all such federal, state and other taxes, assessments and withholdings. There are no unpaid assessments pending against Borrower for any taxes or withholdings, and Borrower knows of no basis therefor.

4.10 Compliance with Laws. Borrower has duly complied with in all material respects, and its properties and business operations are in compliance in all material respects with, the provisions of all Applicable Laws, including, without limitation ERISA, the Fair Labor Standards Act and OSHA. Borrower possesses all permits, franchises, licenses, trademark rights, trade names, patents and other authorizations reasonably necessary to enable it to conduct its business operations as now conducted, and no filing with (other than documents relating to the Collateral if the Loan is secured), and no consent, authorization, order or license of, any Person is necessary in connection with the execution or performance of this Agreement or the other Loan Documents.

4.11 No Default.  No Default Condition or Event of Default exists.

4.12 Use of Proceeds. None of the proceeds of any Advances by Bank have been or will be used to purchase or carry (or to satisfy or refinance any indebtedness incurred to purchase or carry) any "margin stock" (as defined in Regulation U of the Federal Reserve Board). Advances shall be made for the sole purpose of working capital needs of Borrower in connection with the operation of a business, including, without limitation, the establishment of new locations, in the form of one or more Ruby Tuesday restaurants.

Each submission of a Request for an Advance or a request for the issuance of a Letter of Credit made by Borrower pursuant to this Agreement or any other Loan Document shall constitute an automatic representation and warranty by Borrower to Bank that there does not then exist any Default Condition or Event of Default and a reaffirmation as of the date of said request that all representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true in all material respects. All representations and warranties contained in this Agreement or in any of the other Loan Documents shall survive the execution, delivery and acceptance hereof by Bank and the closing of the transactions described herein. SECTION 5. BORROWER'S AFFIRMATIVE COVENANTS.

During the term of this Agreement, and thereafter for so long as there are is any outstanding Loan Indebtedness to Bank, Borrower covenants that, unless otherwise consented to by Bank in writing, it shall:

5.1 Financial Reports.  Deliver to Bank or cause to be delivered to Bank:

(i) within 90 days after the end of each fiscal year a balance sheet and income statement of Borrower as of the end of such year, prepared by Sponsor or by such firm of independent public accountants as may be designated by Borrower and be satisfactory to Bank, and certified as prepared in accordance with GAAP and, to the extent delivered to Sponsor, audited financial statements for such period;

(ii) within 45 days after the end of each fiscal quarter a balance sheet and income statement of Borrower as of the end of such quarter, prepared by Sponsor and certified as prepared in accordance with GAAP (except for the year-end adjustments); and

(iii) with reasonable promptness, all reports by Borrower to its shareholders or partners and such other information as Bank may reasonably request from time to time.

5.2 Books and Records. Maintain its Books and Records and accounts in accordance with GAAP and permit any Person designated by Bank or Sponsor to visit Borrower's premises, inspect any of the Collateral or any of the Books and Records, and to make copies thereof and take extracts therefrom, and to discuss Borrower's financial affairs with Borrower's financial officers and accountants subject in each instance to reasonable prior written notice to Borrower, except in the event of a default by Borrower, in which case notice shall not be required.

5.3 Taxes. Promptly file all tax returns and pay and discharge all taxes, assessments, withholdings and other governmental charges imposed upon it, its income or profits, or upon any property belonging to it, prior to the date on which penalties attach thereto.

5.4 Notices to Bank. Promptly notify Bank in writing of (i) the occurrence of any Default Condition or Event of Default; (ii) any pending or threatened litigation claiming damages in excess of $100,000 or seeking relief that, if granted, would adversely affect the financial condition or business operations of Borrower; and (iii) any asserted violation by Borrower of or demand for compliance by Borrower with any Applicable Law.

5.5 Compliance with Applicable Laws. Comply in all material respects with all Applicable Laws, including, without limitation, ERISA, the Fair Labor Standards Act and OSHA.

5.6 Existence. Maintain its separate corporate or partnership existence and all rights, privileges and franchises in connection therewith, and maintain its qualification and good standing in all jurisdictions where the failure to do so could have a material adverse effect upon its ability to repay the Loan Indebtedness.

5.7 Fixed Charge Coverage Ratio. Maintain a Fixed Charge Coverage Ratio of not less than 1.2 to 1.0. This ratio will be calculated as of the last day of each fiscal quarter of the Borrower based upon the preceding twelve-month period, commencing on the last day of the first fiscal quarter in which the Borrower or its Subsidiaries own at least one Qualified Store.

SECTION 6. NEGATIVE COVENANTS.

During the term of this Agreement, and thereafter for so long as there are is Loan Indebtedness outstanding, Borrower covenants that unless Bank has first consented thereto in writing, it will not:

6.1 Merger; Disposal or Moving of Collateral. Merge or consolidate with or acquire any substantial portion of the assets or stock of any Person; sell, lease, transfer or otherwise dispose of all or any portion of its properties (including any of the Collateral), except sales or rentals of Inventory in the ordinary course of business; or, without having given Bank at least 60 days prior written notice and having executed such instruments and agreements as Bank shall require, change its name, the location of any Collateral or the location of its chief executive office, principal place of business or the office at which it maintains its Books and Records.

6.2 Liens. Grant or suffer to exist any Lien upon any of its assets except Permitted Liens.

6.3 Guarantees. Guarantee, assume, endorse or otherwise become contingently liable for any obligation or indebtedness of any Person, either directly or indirectly, exceeding $100,000 not existing as of this date, except by endorsement of items of payment for deposit or collection or guarantees of operating leases in the ordinary course of business and except as set forth on Exhibit C attached hereto.

6.4 Loans. Make loans or advances of money to or investments in any Person, or (except in the ordinary course of business and on fair and reasonable terms) engage in any transaction with a subsidiary or affiliate.


SECTION 7. EVENTS OF DEFAULT.

7.1 List of Events of Default. The occurrence of any one or more of the following conditions or events shall constitute an "Event of Default":

(a) Borrower shall fail to pay any principal amount of the Loan Indebtedness or any other amount of the Loan Indebtedness on the due date thereof (whether due at stated maturity, on demand, upon acceleration or otherwise);

(b) any warranty, representation, or other statement by Borrower herein or in any instrument, certificate or financial statement furnished in compliance herewith proves to have been false or misleading in any material respect when made;

(c) Borrower shall fail or neglect to perform, keep or observe any covenant contained in this Agreement, any of the other Loan Documents or any other agreement now or hereafter entered into with Bank;

(d) Borrower or any Guarantor shall fail to pay when due any amount owed to any creditor (other than Bank) or any Guarantor shall fail to pay or perform any liability or obligation in accordance with the terms of any agreement with Bank;

(e) Borrower or any Guarantor shall cease to be Solvent, shall die or become incompetent, shall suffer the appointment of a receiver, trustee, custodian or similar fiduciary, shall make an assignment for the benefit of creditors, or shall make an offer of settlement or composition to their respective unsecured creditors generally;

(f) any petition for an order for relief shall be filed by or against Borrower or any Guarantor under the Bankruptcy Code (if against Borrower or any Guarantor, the continuation of such proceeding for more than 30 days);

(g) any judgment, writ of attachment or similar process is entered or filed against Borrower or any Guarantor or any of Borrower's or any Guarantor's property and such judgment, writ of attachment or process is not dismissed, satisfied or vacated within ten (10) days thereafter or results in the creation or imposition of any Lien upon any Collateral that is not a Permitted Lien;

(h) Any Guarantor shall revoke or attempt to revoke the guaranty signed by such Guarantor or shall repudiate such Guarantor's liability thereunder;

(i) any Person, or group of Persons (whether or not related) other than Sponsor or one of its affiliates, shall have or obtain legal or beneficial ownership of a majority of the outstanding voting securities or rights of Borrower, other than any Person, or group of Persons, that has such majority ownership on the date of execution of this Agreement as shown on Exhibit C;

(j) any of Borrower's Franchise Documents shall terminate or be revoked for any reason, or Borrower shall have received notice from the Sponsor that a default has occurred under any Franchise Documents; or

(k) Sponsor shall default in its obligations to the Bank pursuant to any agreement between the Bank and Sponsor and Sponsor shall not purchase the Loan, Letters of Credit and Loan Commitment hereunder within five (5) Business Days.

7.2 Advances and Letters of Credit. In no event shall the Bank have any obligation to make an Advance pursuant to the Loan Commitment or issue a Letter of Credit hereunder if there exists a Default Condition or an Event of Default.


SECTION 8. REMEDIES.

All of the Loan Indebtedness shall become immediately due and payable and the Loan Commitment shall be deemed immediately terminated (without notice to or demand upon Borrower) upon the occurrence of an Event of Default under Section 7(f) of this Agreement; and upon and after the occurrence of any other Event of Default, Bank shall have the right to terminate immediately the Loan Commitment and to declare the entire unpaid principal balance of and accrued interest with respect to the Loan Indebtedness to be, and the same shall thereupon become, immediately due and payable upon receipt by Borrower of written notice and demand or, in the case of all outstanding Letter of Credit Obligations, immediately subject to the cash collateral requirements of Section 2.8 hereof. From and after the date on which the Loan Indebtedness becomes automatically due and payable or is declared by Bank to be due and payable as aforesaid, Bank shall have and may exercise from time to time any and all rights and remedies afforded to a secured party or otherwise under any Loan Document or Applicable Law. If the Loan Indebtedness is collected by or through an attorney at law, Bank shall be entitled to collect reasonable attorneys' fees and court costs from Borrower.


SECTION 9. WAIVERS.

Borrower waives notice of Bank's acceptance hereof. Borrower hereby waives any requirement on the part of Bank to post any bond or other security as a condition to Bank's right to obtain an immediate writ of possession with respect to any Collateral. Bank shall not be deemed to have waived any of its rights upon or remedies hereunder or any Event of Default unless such waiver be in writing and signed by Bank. No delay or omission on the part of Bank in exercising any right shall operate as a waiver of such right or any other right. A waiver on any one occasion shall not be construed as a bar to or waiver of any right on any future occasion.


SECTION 10. NOTICES.

All notices and demands to or upon a party hereto shall be in writing and shall be sent by certified mail, return receipt requested, personal delivery against receipt or by telecopier or other facsimile transmission add shall be deemed to have been validly served, given or delivered when delivered against receipt or one Business Day after deposit in the mail, postage prepaid, or, in the case of facsimile transmission, when indicated by verification receipt printed by the sending machine as having been received at the office of the noticed party, addressed in each case as follows:

If to Borrower: _________________________
=========================
Attention  _________________
Telecopier No.:_____________


If to Bank:             SunTrust Bank
303 Peachtree Street, N.E.
Atlanta, Georgia 30308
Attention: Center No. 1923
Telecopier No.:(404) 724-3716


or to such other address as each party may designate for itself by like notice given in accordance with this Section.

SECTION 11. INDEMNIFICATION.

Borrower hereby agrees to indemnify Bank and hold Bank harmless from and against any liability, loss, damage, suit, action or proceeding ever suffered or incurred by Bank as the result of Borrower's failure to observe, perform or discharge Borrower's duties hereunder or the issuance of any Letters of Credit hereunder. Without limiting the generality of the foregoing, this indemnity shall extend to any claims asserted against Bank by any Person under any environmental laws. If any taxes, collateral filing fees or other fees or charges shall be payable by Borrower or Bank on account of the execution, delivery or recording of any of the Loan Documents or any loans or Letters of Credit outstanding hereunder, Borrower will pay (or reimburse Bank's payment of) all such taxes, collateral filing fees or other fees or charges, including any applicable interests and penalties, and will indemnify and hold Bank harmless from and against liability in connection therewith. The indemnity obligations of Borrower under this Section shall survive the payment in full of the Loan Indebtedness.

SECTION 12. ENTIRE AGREEMENT; AMENDMENT.

This Agreement and the other Loan Documents embody the entire understanding and agreement between the parties hereto with respect to the subject matter hereof, and this Agreement may not be modified or amended except by an agreement in writing signed by Borrower and Bank.


SECTION 13. SUCCESSORS AND ASSIGNS.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; but Borrower shall not assign this Agreement or any right or benefit hereunder to any Person. The Bank may assign its rights and obligations hereunder at any time and to any Person, including without limitation, to Sponsor.

SECTION 14. GOVERNING LAW.

THIS AGREEMENT AND ALL RIGHTS AND OBLIGATIONS HEREUNDER, INCLUDING MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF GEORGIA (WITHOUT REGARD TO THE LAWS OF CONFLICTS THEREOF) AND IS INTENDED TO TAKE EFFECT AS A SEALED INSTRUMENT.

SECTION 15. MISCELLANEOUS.

Time is of the essence of this Agreement. Bank reserves the right to participate, sell or assign the Loan made hereunder and provide any participant or assignee all information in Bank's possession regarding Borrower, its business and the Collateral. Borrower shall reimburse Bank for Bank's out-of-pocket expenses and for the fees and expenses and disbursements of Bank's counsel in connection with the negotiation, documentation and closing of the transactions contemplated hereby, and Borrower will pay all expenses incurred by Borrower in connection with the transactions. The Section headings are for convenience only and shall not limit or otherwise affect any of the terms hereof.

SECTION 16. RELATIONS WITH SPONSOR.

Borrower recognizes and acknowledges that the Bank has made the Loan Commitment available to Borrower hereunder at the behest of, as an accommodation to, and based upon the credit support of, Sponsor. Accordingly, Borrower agrees that from time to time the Bank may release to Sponsor such information about Borrower and the Loan as Sponsor may request, and the Bank may condition its agreement to any waiver, modification or amendment on the prior written consent of Sponsor. Borrower further agrees that upon the occurrence of an Event of Default hereunder, the Bank may notify Sponsor of such Event of Default prior to notifying Borrower thereof, and the Bank shall not be liable to Borrower for failure to give simultaneous notice to Borrower. Borrower further agrees that the Bank shall not be liable to Borrower as a result of any information or document obtained by Bank regarding Borrower which is shared by Bank with Sponsor or any action taken under the Loan Documents based upon instructions from the Sponsor.

        In addition, the Borrower acknowledges and agrees that to the extent that the Sponsor makes any payments to the Bank as a result of the credit support that Sponsor has provided to the Bank with respect to the Borrower, the Sponsor will be subrogated to the rights of the Bank pursuant to this Agreement and all related Loan Documents and may exercise and enforce in its own right the rights and remedies of the Bank hereunder and thereunder to the fullest extent provided by law or at equity or by the terms of the Agreement and related Loan Documents.


WITNESS the hand and seal of the parties hereto on the date first above written.


Accepted in Atlanta, Georgia:

BORROWER:

By:
   Title:

Attest:
                          Secretary


[CORPORATE SEAL]







BANK:

SUNTRUST BANK



By:
Title:



EXHIBIT A

MASTER NOTE

[date]  [$]
        Atlanta, Georgia


FOR VALUE RECEIVED, the undersigned, ____________________, a __________________________ (the "Borrower"), promises to pay to the order of SUNTRUST BANK, a Georgia banking corporation (the "Bank") at Bank's principal office in Atlanta, Georgia, or at such other place as the holder hereof may designate by notice in writing to Borrower, in immediately available funds in lawful money of the United States of America, on the Maturity Date, as set forth in that certain Line of Credit Agreement, dated as of even date herewith (the "Agreement") by and between the Borrower and Bank, the lesser of (i) principal sum of [FIFTY THOUSAND to THREE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($50,000 to $3,500,000.00)], or (ii) so much thereof as shall have been from time to time disbursed hereunder in accordance with the Agreement and not theretofore repaid, as shown on the grid schedule attached hereto (the "Grid Schedule").

In addition to principal, Borrower agrees to pay interest on the principal amounts disbursed hereunder from time to time from the date of each disbursement until paid at such rates of interest per annum and upon such dates as provided for in the Agreement. Interest shall accrue on the outstanding principal balance from the date hereof up to and through the date on which all principal and interest hereunder is paid in full, and shall be computed on the basis of the actual number of days elapsed in a 365-day year. Such interest is to be paid to Bank at its address set forth above. Any principal amount due under this Note that is not paid on the due date therefor whether on the Maturity Date, or resulting from the acceleration of maturity upon the occurrence of an Event of Default (as defined in the Agreement), shall bear interest from the date due until payment in full at the Default Rate, as such term is defined in the Agreement.

This Master Note ("Note") evidences a loan incurred pursuant to the terms and conditions of the Agreement to which reference is hereby made for a full and complete description of such terms and conditions, including, without limitation, provisions for the acceleration of the maturity hereof upon the existence or occurrence of certain conditions or events, and the terms of any permitted prepayments hereof. All capitalized terms used in this Note shall have the same meanings as set forth in the Agreement.

Upon the existence or occurrence of any Event of Default, the principal and all accrued interest hereof shall automatically become, or may be declared, due and payable in the manner and with the effect provided in the Agreement.


Bank shall at all times have a right of set-off against any deposit balances of Borrower in the possession of the Bank and the Bank may apply the same against payment of this Note or any other indebtedness of Borrower to the Bank. The payment of any indebtedness evidenced by this Note prior to the Maturity Date shall not affect the enforceability of this Note as to any future, different or other indebtedness incurred hereunder by the Borrower. In the event the indebtedness evidenced by this Note is collected by legal action or through an attorney-at-law, the Bank shall be entitled to recover from Borrower all costs of collection, including, without limitation, reasonable attorneys' fees if collected by or through an attorney-at-law.

Borrower acknowledges that the actual crediting of the amount of any disbursement under the Agreement to an account of Borrower or recording such amount in the Grid Schedule shall, in the absence of manifest error, constitute presumptive evidence of such disbursement and that such Advance was made and borrowed under the Agreement. Such account records or Grid Schedule shall constitute, in the absence of manifest error, presumptive evidence of principal amounts outstanding and the payments made under the Agreement at any time and from time to time, provided that the failure of Bank to record on the Grid Schedule or in such account the type or amount of any Advance shall not affect the obligation of the undersigned to repay such amount actually advanced together with interest thereon in accordance with this Note and the Agreement.

Failure or forbearance of Bank to exercise any right hereunder, or otherwise granted by the Agreement or by law, shall not affect or release the liability of Borrower hereunder, and shall not constitute a waiver of such right unless so stated by Bank in writing. THIS NOTE SHALL BE DEEMED TO BE MADE UNDER, AND SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY, THE INTERNAL LAWS OF THE STATE OF GEORGIA (WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS THEREOF). Time is of the essence of this Note.

PRESENTMENT FOR PAYMENT, NOTICE OF DISHONOR AND PROTEST ARE HEREBY WAIVED.


Executed under hand and seal of the Borrower as of the day and year first above written.


[NAME OF BORROWER]


By:________________________
  Name:
  Title:

Attest:____________________
  Name:
  Title:

[CORPORATE SEAL]





GRID SCHEDULE

ADVANCES



Unpaid Principal
Bearing Interest
Amount of       Amount of       at the Above-   Notation
Date    Advance Advance Repaid  Reference Rate           Made By

$----------     $----------     $----------


EXHIBIT B

SunTrust Bank
Ruby Tuesday, Inc. Franchisee Loan Program

 REQUEST FOR ADVANCE

SunTrust Bank
303 Peachtree Street, N.E.                 [Date]
Atlanta, Georgia 30308
Attn:   Strategic Partners
Center 1923

Re:     Name of Borrower:       _________________________
Closing Date:           _________________________
Requested Advance:      _________________________

Ladies and Gentlemen:

The above-referenced Borrower hereby requests an Advance in the amount of $________________________ pursuant to the Line of Credit Agreement and Promissory Note dated as of the date set forth above, such Advance to be made on
_____________________.

The Borrower hereby directs the Bank to fund such Advance in accordance with the following wiring instructions:

Name of Bank:   _________________________
City, State:    _________________________
ABA No. _________________________
Account No.     _________________________
Account Name:________________________


The Borrower represents and warrants to the Bank that no Event of Default exists pursuant to the Line of Credit Agreement and Promissory Note referenced above and that all representations and warranties set forth in said Line of Credit Agreement are true and correct on the date hereof. [Name of Borrower]

By:________________________
Title:_______________________]


Fax to Cindy Scurry at (404) 724-3716 and to Ruby Tuesday, Inc. at _____________





A.      Permitted Liens

The following described Liens are Permitted Liens (if none, so state):

Name of Lien Holder     Date of Recording       Collateral












B.      Trade Names and Styles

The following are the only trade names or trade styles ever used by Borrower (if none, so state):










C.      Subsidiaries

The following are all of the subsidiaries owned by Borrower (if none, so state).
D.      Business Locations

The following are all of the locations where Borrower has an office or other place of business or owns assets:












E.      Stockholders/Members

The following are all of the stockholders or members of Borrower and the percentage of Borrower's equity owned by each:

Stockholder's Name      Percentage of Equity Owned





F.      Guarantees



Schedule 16(e)

Guaranty Payments made since the Effective Date:











Loans in the Fully Guaranteed Pool







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EXECUTION COPY




[SIGNATURE PAGE TO FOURTH AMENDMENT TO AMENDED AND RESTATED LOAN FACILITY AND GUARANTY AGREEMENT]




[SIGNATURE PAGE TO FOURTH AMENDMENT TO AMENDED AND RESTATED LOAN FACILITY AND GUARANTY AGREEMENT]









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